Exhibit 99.1

COMPUTER SOFTWARE INNOVATIONS, INC. ANNOUNCES SECOND QUARTER

2011 FINANCIAL RESULTS

Easley, SC – (MARKET WIRE) – August 15, 2011 – Computer Software Innovations, Inc. (OTCBB: CSWI), CSI Technology Outfitters(TM) (“CSI”) today announced its financial results for the second quarter and six months ended June 30, 2011.

Financial Highlights:

•	Revenues of $13.5 Million for the Second Quarter of 2011, 18% below the Second Quarter of 2010; New Cloud Services offerings trending up, with higher expectations for Q3;

•	Gross Profit of $3.0 Million for the Second Quarter of 2011, relatively flat at 2% below the Second Quarter of 2010;

•	Operating Income of $0.4 Million for the Second Quarter of 2011, 32% below the Second Quarter of 2010; Increased investment in Sales Team;

•	EBITDA of $0.9 Million for the Second Quarter of 2011, 19% below the Second Quarter of 2010.

Financial Results:

Quarter Ended June 30, 2011

CSI posted revenues of approximately $13.5 million for the second quarter of 2011, a decrease of approximately $3.0 million or 18% compared to the second quarter of 2010. The decrease in revenue was due to a $3.0 million decrease in Technology revenues, primarily due to reduced lower-margin PC sales, a $0.1 million decrease in Financial Management Applications revenues, and offset slightly by a $0.1 million increase in Cloud Services revenues.

CSI’s gross profit for the second quarter of 2011 was approximately $3.0 million, a decrease of approximately $0.1 million or 2% compared to the second quarter of 2010. The decrease was due to a $0.1 million decrease from the Financial Management Applications Segment, while gross profits for the Cloud Services and Technology Solutions segments were relatively flat.

CSI’s operating income for the second quarter of 2011 was approximately $0.4 million, a decrease of $0.2 million or 32% compared to the second quarter of 2010. The decrease in operating income came from the decrease in gross profit and an increase in operating expenses, particularly selling expenses.

CSI’s net income for the second quarter of 2011 was approximately $0.2 million or $0.03 earnings per basic share and $0.01 earnings per diluted share, a decrease of $0.1 million or 41% compared to net income of approximately $0.3 million or $0.05 earnings per basic share and $0.02 earnings per diluted share for the second quarter of 2010. The decrease in net income was due to the decrease in operating income, partially offset by reduced interest expense and reduced income tax expense.

CSI’s Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) for the second quarter of 2011 was approximately $0.9 million, a decrease of $0.2 million or 19% compared to the second quarter of 2010. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure net income (loss) which follows below.) The decrease was primarily due to the decrease in operating income compared to the prior year.

Six Months Ended June 30, 2011

CSI posted revenues of approximately $23.6 million for the first six months of 2011, a decrease of approximately $3.3 million or 12% compared to the same period in 2010. The revenue decrease was due to a $2.9 million decrease in Technology Solutions Segment revenues, from decreased lower-margin PC sales, and a $0.5 million decrease in Financial Management Applications Segment revenues from decreased new software and services sales. These decreases were partially offset by a $0.1 million increase in Cloud Services revenues.

CSI’s gross profit for the first six months of 2011 was approximately $4.7 million, a decrease of approximately $0.7 million or 13% compared to the same period in 2010. The decrease was due to a $0.4 million decrease from the Financial Management Applications Segment, a $0.2 million decrease from the Cloud Services segment and a $0.1 million decrease from the Technology Solutions segment.

CSI had an operating loss for the first six months of 2011 of approximately $0.3 million, a decrease of $0.7 million or 175% compared to the same period in 2010. The decrease in operating results came from the decrease in gross profit.

CSI posted a net loss for the first six months of 2011 of approximately $0.4 million or a $0.06 loss per basic and diluted share, a decrease of approximately $0.5 million or 389% when compared to net income of approximately $0.1 million or $0.02 earnings per basic share and $0.01 earnings per diluted share for the same period in 2010. The decrease was due to the decrease in operating results, partially offset by reduced interest expense and an increase in income tax benefit.

CSI’s EBITDA for the first six months 2011 was approximately $0.7 million, a decrease of $0.8 million or 53% compared to the same period in 2010. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure net income (loss) which follows below.) The decrease in EBITDA was primarily due to the decrease in operating income compared to the prior year.

Nancy Hedrick, CEO of CSI, stated, “Reduced lower-margin PC Sales drove revenues lower in the second quarter with relatively small impacts on the other GAAP performance measures further down the income statement. These ended below the prior year by fairly small amounts. With the outlook for Cloud Services improving, the potential for improved performance to help offset the impacts we have experienced by a down economy on our largest, public customer segment is trending upward. Our team has done a great job of staying focused on the product expansion opportunities provided by our last acquisition to grow the business beyond our traditional borders.”

Conference Call Reminder for Today

The Company will host a conference call today, Monday, August 15, 2011 at 4:15 P.M. Eastern Time to discuss the Company’s financial and operational results for second quarter 2011, which ended June 30, 2011.

Conference Call Details

Date: Monday, August 15, 2011

Time: 4:15 P.M. (EDT)

Dial-in Number: 1-877-941-8601

International Dial-in Number: 1-480-629-9762

It is recommended that participants phone-in approximately 5 to 10 minutes prior to the start of the 4:15 P.M. call. A replay of the conference call will be available approximately 3 hours after the completion of the call for 30 days, until September 15, 2011. To listen to the replay, dial 1-877-870-5176 if calling within the U.S., 1-858-384-5517 if calling internationally and enter the pass code 4464345.

The call is also being webcast and may be accessed at CSI’s website at www.csioutfitters.com. The webcast will be archived and accessible until September 15, 2011 on the Company website.

About Computer Software Innovations, Inc.

CSI provides software and technology solutions to public sector markets. CSI software solutions have established the Company as a major software provider in the southeast education market including through its award winning financial management solutions for the education and local government market sectors. CSI’s Version3 products, which include identity and access management and cloud based communication and collaboration solutions, expand CSI’s presence throughout the US. The CSI@K12 Education Cloud provides the education community with enterprise class, hosted voice, hosted email and hosted web solutions.

The CSI 21st Century Connected School solution has established the Company as a major technology provider to the southeast education market. CSI 21st Century Connected School is a seamless integration of instruction, collaboration, and network solutions. CSI financial management applications and the 21st Century Connected School solutions have been a significant factor in nearly doubling company revenue in the past four years to over $50 million and increasing education revenue contribution to approximately 90% of total revenue.

The CSI solution portfolio encompasses proprietary financial management software specialized for the public sector, lesson planning and identity and access management software, cloud-based communication and collaboration solutions, SharePoint development, network infrastructure and end device solutions, IP telephony and IP convergence applications, network management solutions and managed services, and interactive classroom technologies. More information about CSI (OTCBB: CSWI.OB) is available at www.csioutfitters.com

Financial Tables to Follow

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
REVENUES
Financial Management Applications Segment	$3,345	$3,431	$6,658	$7,091
Cloud Services Segment	393	309	589	484
Technology Solutions Segment	9,742	12,692	16,316	19,250

Net sales and service revenue	13,480	16,432	23,563	26,825

COST OF SALES
Financial Management Applications Segment
Cost of sales, excluding depreciation, amortization and capitalization	1,968	1,858	3,937	3,746
Depreciation	29	30	55	58
Amortization of capitalized software costs	262	278	498	537
Capitalization of software costs	(303)	(238)	(594)	(481)

Total Financial Management Applications Segment cost of sales	1,956	1,928	3,896	3,860

Cloud Services Segment
Cost of sales, excluding depreciation, amortization and capitalization	610	524	1,174	985
Depreciation	57	13	105	19
Amortization of capitalized software costs	68	81	136	161
Capitalization of software costs	(221)	(177)	(333)	(374)

Total Cloud Services Segment cost of sales	514	441	1,082	791

Technology Solutions Segment
Cost of sales, excluding depreciation	8,026	11,006	13,880	16,745
Depreciation	23	25	47	48

Total Technology Solutions Segment cost of sales	8,049	11,031	13,927	16,793

Total cost of sales	10,519	13,400	18,905	21,444

Gross profit	2,961	3,032	4,658	5,381

OPERATING EXPENSES
Research and development	26	38	52	77
Selling costs	1,242	1,151	2,439	2,209
Marketing costs	174	108	303	269
Stock based (non-employee wage) compensation	7	20	15	41
Professional and legal public company compliance costs	158	156	229	319
Depreciation and amortization	102	151	208	300
Other general and administrative expenses	859	834	1,732	1,741

Total operating expenses	2,568	2,458	4,978	4,956

Operating income (loss)	393	574	(320)	425

OTHER EXPENSE
Interest expense	(46)	(75)	(88)	(147)
Loss on disposal of property and equipment	—	(1)	—	(2)

Other expense	(46)	(76)	(88)	(149)

Income (loss) before income taxes	347	498	(408)	276
INCOME TAX EXPENSE (BENEFIT)	171	201	(38)	148

NET INCOME (LOSS)	$176	$297	$(370)	$128

BASIC EARNINGS (LOSS) PER SHARE	$0.03	$0.05	$(0.06)	$0.02

DILUTED EARNINGS (LOSS) PER SHARE	$0.01	$0.02	$(0.06)	$0.01

WEIGHTED AVERAGE SHARES OUTSTANDING:
— Basic	6,565	6,485	6,558	6,473

— Diluted	13,757	13,911	6,558	13,906

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	June 30, 2011 (Unaudited)	December 31, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$1,578
Accounts receivable, net	10,936	8,681
Inventories	1,453	558
Prepaid expenses	308	159
Income taxes receivable	472	284

Total current assets	13,169	11,260

PROPERTY AND EQUIPMENT, net	1,319	1,033
COMPUTER SOFTWARE COSTS, net	3,138	2,844
GOODWILL	2,431	2,431
OTHER INTANGIBLE ASSETS, net	2,257	2,359

Total assets	$22,314	$19,927

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,772	$2,600
Deferred revenue	8,427	8,014
Deferred tax liability	869	693
Bank line of credit	1,236	—
Current portion of notes payable	463	456
Current portion of subordinated notes payable to shareholders	62	58

Total current liabilities	14,829	11,821

LONG-TERM DEFERRED TAX LIABILITY, net	193	226
NOTES PAYABLE, less current portion	385	618
SUBORDINATED NOTES PAYABLE TO SHAREHOLDERS, less current portion	741	783

Total liabilities	16,148	13,448

COMMIMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock - $0.001 par value; 15,000 shares authorized; 6,740 shares issued and outstanding	7	7
Common stock - $0.001 par value; 40,000 shares authorized; 6,573 and 6,552 shares issued and outstanding, respectively	7	7
Additional paid-in capital	9,366	9,249
Accumulated deficit	(3,070)	(2,700)
Unearned stock compensation	(144)	(84)

Total shareholders’ equity	6,166	6,479

Total liabilities and shareholders’ equity	$22,314	$19,927

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(UNAUDITED)

(Amounts in thousands)	Common Stock	Preferred Stock	Additional Paid-In Capital	Accumulated Deficit	Unearned Stock Compensation	Total
Balances at December 31, 2010	$7	$7	$9,249	$(2,700)	$(84)	$6,479
Common stock based compensation	—	—	15	—	—	15
Issuance of stock options	—	—	102	—	(102)	—
Stock option based compensation	—	—	—	—	42	42
Net loss for the six months ended June 30, 2011	—	—	—	(370)	—	(370)

Balances at June 30, 2011	$7	$7	$9,366	$(3,070)	$(144)	$6,166

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Amounts in thousands)	Six Months Ended
	June 30, 2011	June 30, 2010
OPERATING ACTIVITIES
Net (loss) income	$(370)	$128
Adjustments to reconcile net (loss) income to net cash (used for) provided by operating activities
Depreciation and amortization	1,049	1,123
Stock compensation expense, net	57	61
Deferred income taxes	143	22
Loss on disposal of property and equipment	—	2
Changes in deferred and accrued amounts
Accounts receivable	(2,255)	(3,692)
Inventories	(895)	181
Prepaid expenses	(149)	(83)
Accounts payable	1,172	4,459
Deferred revenue	413	(645)
Income taxes receivable/payable	(188)	(108)

Net cash (used for) provided by operating activities	(1,023)	1,448

INVESTING ACTIVITIES
Purchases of property and equipment	(600)	(322)
Capitalization of computer software	(927)	(862)

Net cash used for investing activities	(1,527)	(1,184)

FINANCING ACTIVITIES
Net borrowings under line of credit	1,236	845
Repayments of notes payable	(264)	(1,109)

Net cash provided by (used for) financing activities	972	(264)

Net change in cash and cash equivalents	(1,578)	—
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,578	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$87	$146
Income Taxes	$7	$236

Non-GAAP Financial Measure: Explanation and Reconciliation of EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows. We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

“Adjusted EBITDA” or “Financing EBITDA” is a non-GAAP financial measure used in our calculation and determination of compliance with debt covenants related to our bank credit facilities. Adjusted EBITDA is also used as a representation as to how EBITDA might be adjusted by potential lenders for financing decisions and our ability to service debt. However, such decisions would not exclude those other items impacting cash flow which are excluded from EBITDA, as noted above. Adjusted EBITDA is defined as net income or loss adjusted for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from our debt covenant calculation including other non-cash items such as operating non-cash compensation expense (such as stock-based compensation), and the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument (non-cash related) and gain or loss on the disposal of fixed assets. While we evaluate the Company’s performance against debt covenants on this basis, investors should not presume the excluded items to be one-time costs. If the Company were to enter into additional capital transactions, for example, in connection with a significant acquisition or merger, similar costs could reoccur. In addition, the ongoing impact of those costs would be considered in, and potential financings based on, projections of future operating performance which would include the impact of financing such costs.

We believe the presentation of Adjusted EBITDA is important as an indicator of our ability to obtain additional financing for the business, not only for working capital purposes, but particularly as acquisitions are anticipated as a part of our growth strategy. Accordingly, a significant part of our success may rely on our ability to finance acquisitions.

When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in both measures and how they compare to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, these measures should not be construed as alternatives to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the EBITDA and Adjusted EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of Net Income reported under GAAP to EBITDA and Adjusted (Financing) EBITDA is provided below:

(Amounts in thousands)	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Reconciliation of net income (loss) per GAAP to EBITDA and Adjusted (Financing) EBITDA:
Net income (loss) per GAAP	$176	$297	$(370)	$128
Adjustments:
Income tax expense (benefit)	171	201	(38)	148
Interest expense, net	46	75	88	147
Depreciation and amortization of property and equipment and intangible assets (excluding Software development)	211	219	415	425
Amortization of software development costs	330	359	634	698

EBITDA	$934	$1,151	$729	$1,546

Adjustments to EBITDA to exclude those items excluded in loan covenant calculations:
Stock based compensation (non-cash portion)	7	20	15	41

Adjusted (Financing) EBITDA	$941	$1,171	$744	$1,587

Forward-Looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

Company Contact:

David Dechant

Computer Software Innovations, Inc.

(864) 855-3900

ddechant@csioutfitters.com